PlayAGS, Inc.

6775 S. Edmond St.

Suite 300

Las Vegas, NV 89118

July 12, 2021

VIA EDGAR

Division of Corporation Finance

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attention: Alan Campbell

PlayAGS, Inc.
Registration Statement on
Form S-3 (File No. 333-257677)

Dear Mr. Campbell:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, we hereby request that the effective date of the above-captioned Registration Statement on Form S-3 of PlayAGS, Inc. (the “Company”), be accelerated to July 20, 2021 at 4:30 p.m. Eastern Time or as soon thereafter as may be practicable.

We understand that the Staff will consider this request as confirmation by the Company of its awareness of its responsibilities under the federal securities laws as they relate to the issuance of the securities covered by the Registration Statement. If you have any questions regarding the foregoing, please contact Monica Thurmond of Paul, Weiss, Rifkind, Wharton & Garrison LLP at (212) 373-3055.

*****

Very truly yours,

PLAYAGS, INC.

By:	/s/ Vic Gallo
Name:	Vic Gallo
Title:	General Counsel / Secretary

AP GAMING, INC., as Member of
AP Gaming Holdings, LLC

By:	/s/ David Lopez
Name:	David Lopez
Title:	Chief Executive Officer, President and Secretary

AP GAMING HOLDINGS, LLC, as
Member of AP Gaming I, LLC

By:	/s/ David Lopez
Name:	David Lopez
Title:	Chief Executive Officer, President and Secretary

CADILLAC JACK, INC.

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Secretary / Chief Executive Officer

AGS CJ HOLDINGS CORPORATION

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Secretary / Chief Executive Officer

[Signature Page to Company Acceleration Request]

AGS CJ CORPORATION

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Secretary / Chief Executive Officer

AP GAMING II, INC.

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Secretary / Chief Executive Officer

AP GAMING II, INC.

as Member of AP Gaming Acquisition, LLC

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Secretary / Chief Executive Officer

AP GAMING ACQUISITION, LLC,

as Member of AGS Capital, LLC

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Secretary / Chief Executive Officer

AGS CAPITAL, LLC

as Member of AGS LLC

By:	/s/ David Lopez
Name:	David Lopez
Title:	President / Chief Executive Officer

[Signature Page to Company Acceleration Request]